EXHIBIT 10.10

March 16, 2006

To:   iSECUREtrac Board Members

From: iSECUREtrac Compensation Committee

Re:   2005 Executive Bonus

Gentlemen,

The Compensation Committee has had numerous meetings to review the 2005 bonus awards for the top four officers of iSECUREtrac. On March 9th, 2006, the Compensation Committee agreed to make awards as follows:

Tom Wharton                                   75,000 Stock Options
Dave Vana                                     36,000 Stock Options
Dave Sempek                                   36,000 Stock Options
Ed Sempek                                     36,000 Stock Options


In compliance with the 409A requirements, the stock option grant date is March 9, 2006, with an option strike price equal to the closing price of the stock on the proceeding trading date. The options vest over a 24 month period at 1/24th per month commencing from the date earned of January 1, 2005. These options will further be granted in compliance with the iSECUREtrac's 2001 Omnibus Plan.